Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2008 SECOND-QUARTER RESULTS

Professional Audio and Medical Businesses Drive Year-Over-Year Sales Growth

ST. PAUL, Minn. — July 24, 2008 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of body-worn medical and electronics devices, today announced financial results for its 2008 second quarter ended June 30, 2008.

For the second quarter, the company reported net sales of $17.5 million, a 3 percent increase from net sales of $16.9 million for the 2007 second quarter. IntriCon’s 2008 second-quarter net income was $410,000, or $0.07 per diluted share, compared with net income of $527,000, or $0.10 per diluted share, for the year-ago period. For the quarter, net income from the company’s core business (hearing health, professional audio and medical) was $447,000, or $0.08 per share, partially offset by a non-core business net loss of $37,000, or $0.01 per share. For the 2007 second quarter, net income from IntriCon’s core business was $425,000, or $0.08 per share; non-core business net income was $102,000, or $0.02 per share.

“Second-quarter sales were driven by strong performance in medical, and in particular, professional audio,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Net income for the quarter declined due in large part to a 33 percent increase in new research and development expense. New medical projects contributed to the rise. One of IntriCon’s strategic goals for 2008 is a continued emphasis on investing in R&D—not only to develop new products and technology, but to further enhance our current product portfolio.

“By leveraging our proprietary technology, we’re designing smaller, more advanced body-worn devices. We believe that our commitment to enhancing the mobility and effectiveness of these devices, combined with IntriCon’s strategic expansion initiatives, will fuel long-term growth.”

For the six-month period, IntriCon reported net sales of $34.1 million and net income of $560,000, or $0.10 per diluted share. This compares to 2007 net sales of $31.5 million and net income of $554,000, or $0.10 per diluted share for the six months ended June 30, 2007. For the six-month period, net income from the company’s core business was $654,000, or $0.12 per share, partially offset by a net loss in its non-core business of $94,000, or $0.02 per share. For the six months ended June 30, 2007, core business net income was $506,000, or $0.09 per share; non-core business net income was $48,000, or $0.01 per share.

(more)

IntriCon Corporation 2008 Second-Quarter Results

July 24, 2008

Business Update

For the second quarter, net sales for IntriCon’s core businesses increased 8 percent over the prior year. Net sales for the company’s non-core electronics business decreased 21 percent from the year-earlier period. Company wide, year-to-date gross margins rose slightly to 23.7 percent from 23.5 percent a year ago.

Said Gorder, “Recently, IntriCon has achieved a number of key milestones that we believe bode well for our performance going forward. On the hearing health front, we introduced EthosTM, our new high-performance adaptive digital signal processing (DSP) hearing aid amplifier. Ethos’ advanced capabilities are ideally suited for the hearing health market. We believe the introduction of Ethos, equipped with advanced technologies that will greatly improve hearing performance for customers, solidifies our position as a leader of high-performance adaptive DSP hearing aid amplifiers.”

In professional audio, IntriCon continues to work to enhance the mobility and effectiveness of body-worn devices. IntriCon recently demonstrated the effectiveness of its nanoLinkTM wireless application to key customers.

Double-digit second-quarter sales gains in medical were driven by continuing projects with large OEM customers. IntriCon’s development efforts in the medical arena continue to focus on bio-telemetry, through its strategic partnership with Advanced Medical Electronics.

Said Gorder, “During the quarter, we were recognized for our strong performance over the past year. In June, IntriCon was named to FORTUNE Small Business magazine’s 2008 list of the 100 fastest-growing small companies in America—ranking number 22. We also were added to the Russell Microcap® Index—which is widely used by investment managers and institutional investors for index funds and a benchmark for both passive and active investment strategies. We believe that both honors acknowledge our accomplishments as a company and enhance our visibility among both current and prospective investors.”

According to Gorder, the company continues to make progress with its 2008 strategic priorities of leveraging its proprietary technology to:

•	gain additional traction and market share in hearing health;
•	further advance its professional audio product offering; and
•	develop new bio-telemetry medical applications.

“Across our core markets, the shift to smaller body-worn devices is clear. IntriCon has the capabilities to design, manufacture and bring these devices to market. Given today’s unpredictable economic conditions, we might experience quarter-to-quarter fluctuations. However, we believe that our long-term growth prospects are encouraging—and we remain committed to continuing to deliver sales growth and improving gross margins,” concluded Gorder.

(more)

IntriCon Corporation 2008 Second-Quarter Results

July 24, 2008

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn medical and electronics products. The company is focused on three key markets: medical, hearing health, and professional audio and communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Stock Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements include, without limitation, statements concerning prospects in the miniature body-worn device arena, future growth and expansion, future financial condition and performance, prospects and the positioning of IntriCon to compete in chosen markets and the Company’s planned investments in research and development. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the Tibbetts acquisition, including unanticipated liabilities and expenses, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, possible non-performance of developing technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, the cost and availability of electronic components and commodities for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations, the costs and risks associated with research and development investments and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan/Marian Briggs
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@psbpr.com / mbriggs@psbpr.com

(more)

IntriCon Corporation 2008 Second-Quarter Results

July 24, 2008

IntriCon Corporation

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended

	June 30, 2008	June 30, 2007
Sales, net	$17,525,127	$16,937,697

Costs of sales	13,270,711	12,731,182

Gross profit	4,254,416	4,206,515

Operating expenses:
Selling expense	985,035	962,872
General and administrative expense (a)	1,734,956	1,613,217
Research and development expense	867,459	650,777
Total operating expenses	3,587,450	3,226,866

Operating income	666,966	979,649

Interest expense	(186,081)	(333,129)
Interest income	1,287	12,047
Equity in earnings of partnerships	(590)	(60,000)
Other (expense) income, net	(42,839)	35,788

Income before income taxes	438,743	634,355
Income tax expense	28,785	107,511

Net income	$409,958	$526,844

Earnings per share:
Basic	$.08	$.10
Diluted	$.07	$.10

Average shares outstanding:
Basic	5,309,904	5,200,137
Diluted	5,574,222	5,455,743

(a)	General and administrative expense includes $139,770 and $68,626 of non-cash stock option expense related to FAS 123(R) for the three-month period ended June 30, 2008 and 2007, respectively.

(more)

IntriCon Corporation 2008 Second-Quarter Results

July 24, 2008

IntriCon Corporation

Consolidated Condensed Statements of Operations

(Unaudited)

	Six Months Ended

	June 30, 2008	June 30, 2007
Sales, net	$34,116,507	$31,516,964

Costs of sales	26,017,400	24,099,192

Gross profit	8,099,107	7,417,772

Operating expenses:
Selling expense	1,981,261	1,805,638
General and administrative expense (a)	3,387,335	3,033,481
Research and development expense	1,655,232	1,383,458
Total operating expenses	7,023,828	6,222,577

Operating income	1,075,279	1,195,195

Interest expense	(381,706)	(486,406)
Interest income	8,547	50,783
Equity in earnings of partnerships	21,566	(80,000)
Other (expense) income, net	(48,297)	10,051

Income before income taxes	675,389	689,623
Income tax expense	115,615	135,271

Net income	$559,774	$554,352

Earnings per share:
Basic	$.11	$.11
Diluted	$.10	$.10

Average shares outstanding:
Basic	5,315,382	5,198,542
Diluted	5,592,558	5,410,192

(a)	General and administrative expense includes $268,121 and $141,699 of non-cash stock option expense related to FAS 123(R) for the six-month period ended June 30, 2008 and 2007, respectively.

(more)

IntriCon Corporation 2008 Second-Quarter Results

July 24, 2008

IntriCon Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

Assets
	June 30, 2008	December 31, 2007
	(unaudited)
Current assets

Cash	$1,576,826	$1,651,145

Restricted cash	76,838	72,231

Accounts receivable, less allowance for doubtful accounts of $266,000 at 2008 and $259,000 at 2007	9,223,730	8,408,149

Inventories	9,099,536	9,835,060

Refundable income taxes	45,894	28,297

Note receivable from sale of discontinued operations, less allowance of $225,000 at 2008 and 2007	—	75,000

Other current assets	962,070	775,206

Total current assets	20,984,894	20,845,088

Property, plant and equipment
Machinery and equipment	37,187,054	36,959,184

Less: accumulated depreciation	29,155,612	28,500,318

Net property, plant and equipment	8,031,442	8,458,866

Goodwill	8,266,438	8,238,020

Investment in partnerships	1,611,992	1,590,426

Other assets, net	1,529,719	1,543,127

Total assets	$40,424,485	$40,675,527

(more)

IntriCon Corporation 2008 Second-Quarter Results

July 24, 2008

IntriCon Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

Liabilities and Shareholders’ Equity	June 30, 2008	December 31, 2007
	(unaudited)
Current liabilities

Checks written in excess of cash	$706,476	$1,209,642

Current maturities of long-term debt	1,628,865	1,476,665

Accounts payable	3,287,636	3,965,914

Income taxes payable	31,076	74,549

Deferred gain on building sale	110,084	110,084

Short term partnership payable	260,000	260,000

Other accrued liabilities	4,189,164	4,382,755

Total current liabilities	10,213,301	11,479,609

Long term debt, less current maturities	7,058,420	6,963,410

Other post-retirement benefit obligations	729,913	816,532

Long term partnership payable	1,020,000	1,020,000

Note payable, net of current portion (Amecon)	259,360	259,360

Deferred income taxes	92,273	89,273

Accrued pension liability	643,346	624,517

Deferred gain on building sale	770,589	825,631

Other accrued liabilities	49,894	—

Total non-current liabilities	10,623,795	10,598,723

Total liabilities	20,837,096	22,078,332

Commitments and contingencies
Shareholders’ equity
Common shares, $1 par; 10,000,000 shares authorized; 5,830,131 and 5,813,491 shares issued; 5,314,377 and 5,297,737 outstanding	5,830,131	5,813,491

Additional paid-in capital	13,785,113	13,391,449

Retained earnings	1,437,507	877,733

Accumulated other comprehensive loss	(200,284)	(220,400)

Less: 515,754 common shares held in treasury, at cost	(1,265,078)	(1,265,078)

Total shareholders’ equity	19,587,389	18,597,195

Total liabilities and shareholders’ equity	$40,424,485	$40,675,527

# # #